Exhibit 107

Calculation of Filing Fee Table

FORM F-1

(Form Type)

Silynxcom Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares	457(o)	$11,500,000.00	0.0001476	$1,697.40
Fees to be Paid	Other	Representative’s warrants(4)	457(o) 457(g)
Fees to be Paid	Equity	Ordinary shares upon exercise of Representative’s warrants(5)	457(o) 457(g)	$718,715.00	0.0001476	$106.09
		Total Offering Amount		$12,218,750.00		$1,803.49
		Total Fees Previously Paid				-
		Total Fee Offsets				-
		Net Fee Due				$1,803.49

(1)	This registration statement also includes an indeterminate number of ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	In accordance with Rule 457(g) under the Securities Act, because the ordinary shares of the registrant underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(5)	Represents warrants to purchase a number of ordinary shares equal to 5% of ordinary shares sold in this offering at an exercise price equal to 125% of the public offering price per share.